XO Holdings Reports Second Quarter 2010 Financial Results

HERNDON, VA – August 16, 2010 – XO Holdings, Inc. (OTCBB: XOHO) today announced its second quarter 2010 financial and operational results.

Adjusted EBITDA was $40.5 million in the second quarter of 2010, an increase of $3.4 million compared to the year-ago period. Net loss in the second quarter of 2010 was $1.2 million, a decrease of 80% compared to the net loss of $6.0 million in the second quarter of 2009.

Total revenue for the second quarter of 2010 was $383.6 million, a decrease of $2.0 million, or 1%, compared to the year-ago period. This decrease primarily resulted from targeted price increases within XO’s wholesale long-distance services, which were implemented to improve margins on selected routes.

The company continues to closely monitor and react to the impact of macro-economic conditions on our industry and customers. “While we, like other wireline telecommunications services providers, continue to face short term challenges, we remain bullish on the long term potential for the company,” said Carl Grivner, chief executive officer of XO Communications.

Financial Results

($ in millions)	Q2 2010	Q1 2010	Q2 2009
Revenue	$383.6	$369.5	$385.6
Adjusted EBITDA (1)	$40.5	$30.6	$37.1
Adjusted EBITDA % (2)	11%	8%	10%
Net Loss	$(1.2)	$(16.6)	$(6.0)
Preferred Stock Accretion	$(17.7)	$(20.2)	$(19.9)
Net Loss Allocable to Common Shareholders	$(18.9)	$(36.8)	$(25.9)
Capital Expenditures	$57.6	$64.2	$51.4

(1) Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2) Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Revenue

In the second quarter of 2010, XO’s Broadband offerings generated $220.0 million in revenue, an increase of $24.6 million, or 13%, from the year-ago period. This increase resulted from the continued growth in XO’s diverse broadband offerings, such as IP-VPN, IP Flex, Ethernet and Dedicated Internet Access services.

The revenue growth in XO’s Broadband services is partially offset by the year-over-year decrease in Integrated/Voice and Legacy TDM services. Revenue for Integrated/Voice Services during the second quarter of 2010 was $56.8 million, a decrease of $17.7 million, or 24%, compared to the year ago period. This category is inclusive of XO’s wholesale long distance offering, Carrier Long Distance Termination (CLDT), which declined $4.2 million compared to the year-ago period. This decline was the result of aforementioned targeted price increases implemented to improve margins on selected routes.

Traditional Legacy/TDM services decreased $8.8 million compared to the same period last year. This expected decline is aligned with XO’s ongoing strategy to move away from traditional telecommunications services toward a broadband-driven business model.

Service Revenue

($ in millions)	Q2 2010	Q1 2010	Q2 2009	% Change Q2 2010 – Q2 2009
Broadband	$220.0	$209.8	$195.4	13%
Integrated Voice	$56.8	$55.9	$74.5	-24%
Legacy TDM Services	$106.8	$103.8	$115.7	-8%
Total Revenue	$383.6	$369.5	$385.6	-1%

Second Quarter Network and Operations Highlights

During the second quarter, XO continued to execute upon its strategy of providing a diverse range of advanced IP and converged communications services to wholesale and enterprise customers throughout the United States. From an operations standpoint, XO continued to execute its enterprise-wide transformation plan focused on improving service delivery, accelerating revenue growth and reducing operating costs.

As part of this plan, XO continued to expand its network and capabilities during the second quarter. This included enhancing its network reach in Seattle and northern Virginia, while also expanding its wholesale Carrier Ethernet footprint through an innovative partnership with CENX, the operator of the world’s first Carrier Ethernet exchange.

XO’s Business Services division, whose customers include more than half of the Fortune 500, secured several new customers during the quarter, including well-known brands such as 3M and Thomson Reuters.

The company and its leadership also received several industry accolades during the quarter. This included recognition by CIO Magazine as a CIO 100 honoree, an award that recognizes organizations around the world that exemplify the highest level of operational and strategic excellence in information technology (IT). This is the second year in a row that XO has received this prestigious honor. Additionally, XO’s Enterprise SIP product received the 2010 NGN Leadership Award presented by NGN Magazine, an annual award recognizing the most innovative next generation services on the market.

Corporate Highlights

While XO’s ongoing transformation plan has required, and will continue to require, significant capital expenditures, management believes that it is the optimal, and perhaps the only, way for XO to remain competitive in the long term with much larger telecommunications and cable companies. In this regard, XO will continue to require significant expenditures to enhance, maintain and operate its fiber network. The company also believes that the current economic environment and the highly competitive telecommunications industry will create strategic growth opportunities such as, but not limited to, the acquisition of other telecommunications services providers.  Heretofore, the company has not been able to generate sufficient cash flow to fully fund its “transformation plan.”  We, therefore, intend to raise appropriate levels of capital in the near future.   To this end, the company continues to explore various alternatives to obtain additional capital.  While the company intends to explore every alternative, including high yield debt, management continues to believe, based on past experience, that an issuance of high yield debt would be deleterious to XO for the following reasons: 1) the high cost of such debt would negatively affect the company’s ability to compete in the current highly competitive telecommunications environment; and 2) the burdensome restrictive covenants associated with such debt would impair the company’s ability to pursue potential strategic investments and to take advantage of other opportunities which may be necessary for the company to compete in such environment.

About XO Holdings

XO is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in more than 80 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The company’s forward-looking statements are based on currently available operational, financial and competitive information and management’s current expectations, estimates and projections. These forward-looking statements include: expectations regarding revenue, expenses, capital expenditures and financial position in future periods; the company’s ability to broaden its customer reach and expand its market share; pursuit of growth opportunities; the potential need to obtain future financing; and the company’s ability to fund its business plan and pay its financial obligations. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should the company’s underlying assumptions prove incorrect, actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements. These risks include any failure by the company to: generate funds from operations sufficient to meet its cash requirements and execute its business strategy; prevail in its legal and regulatory proceedings; increase the volume of traffic on its network; realize benefits from its enterprise-wide transformation initiative; and achieve and maintain market penetration and revenue levels given the highly competitive nature of the telecommunications industry. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied on as representing the company’s estimates or views as of any subsequent date.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial information.

Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

Contact:

Monica Heckman/Courtney Harper/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5720

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$383,646	$385,624	$753,196	$763,448

Cost of service (exclusive of depreciation and amortization)	218,867	229,565	427,342	449,569
Selling, general and administrative	124,416	119,122	255,049	249,085
Depreciation and amortization	45,304	42,910	90,172	86,306
Impairment of LMDS licenses	-	8,282	-	8,282
Loss on disposal of assets	1,213	2,562	3,121	4,077
Total costs and expenses	389,800	402,441	775,684	797,319
Loss from operations	(6,154)	(16,817)	(22,488)	(33,871)

Investment gain, net	5,374	8,262	5,374	18,020
Interest income (expense), net	(103)	3,079	(80)	6,200

Net loss before income taxes	(883)	(5,476)	(17,194)	(9,651)

Income tax expense	(306)	(518)	(601)	(810)

Net loss	(1,189)	(5,994)	(17,795)	(10,461)

Preferred stock accretion	(17,725)	(19,874)	(37,880)	(39,383)

Net loss allocable to common shareholders	$(18,914)	$(25,868)	$(55,675)	$(49,844)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.10)	$(0.14)	$(0.31)	$(0.27)

Weighted average shares, basic and diluted	182,075	182,075	182,075	182,075

Total adjusted EBITDA	$40,455	$37,104	$71,035	$65,215

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	June 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$66,640	$363,159
Marketable securities	1,300	1,320
Accounts receivable, net	138,497	153,745
Other current assets	33,046	29,248
Property and equipment, net	780,853	749,930
Intangible assets, net	45,233	45,233
Other assets	63,409	67,123
Total assets	$1,128,978	$1,409,758

Accounts payable and other current liabilities	$296,680	$297,799
Other long-term liabilities	122,516	125,731
Class A convertible preferred stock	-	255,011
Class B convertible preferred stock	636,565	614,912
Class C perpetual preferred stock	236,338	223,958
Total stockholders' deficit	(163,121)	(107,653)
Total liabilities, preferred stock and stockholders' deficit	$1,128,978	$1,409,758

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net loss before income taxes	$(883)	$(16,310)	$(5,476)	$(17,194)	$(9,651)

Depreciation and amortization	45,304	44,867	42,910	90,172	86,306

Loss on disposal of assets	1,213	1,908	2,562	3,121	4,077

Impairment of LMDS licenses	-	-	8,282	-	8,282

Investment gain, net	(5,374)	-	(8,262)	(5,374)	(18,020)

Interest (income) expense, net	103	(25)	(3,079)	80	(6,200)

EBITDA	40,363	30,440	36,937	70,805	64,794

Stock-based compensation	92	138	167	230	421

Adjusted EBITDA (1)	$40,455	$30,578	$37,104	$71,035	$65,215

(1) Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.